                                                                    EXHIBIT 99.1

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15301 W. 109th Street Lenexa, Kansas 66219 USA  913/982-5672 FAX 913/982-5766

Contact:
Keith Cowan
(913) 982-5672
(913) 982-5766 (fax)
cowan@elecsyscorp.com

Sale of Airport Systems Completed

OVERLAND PARK, KANSAS - September 11, 2001 Elecsys Corporation (AMEX:ASY)
announced today that the sale of its Airport Systems International, Inc.
(ASII) subsidiary to Alenia Marconi Systems has been approved by Elecsys
shareholders and has closed.   The sale was completed in accordance with the
purchase agreement, announced on June 19, 2001.

 "The completion of the sale of Airport Systems allows Elecsys to focus solely on electronic contract manufacturing services and the outstanding opportunities for growth in that sector.  At closing we have paid current
Kansas City Equity Partners, a holder of our subordinated debt, fully paid down our revolving and term bank loans and have approximately $2.0 million in cash," said Keith S. Cowan, president and chief executive officer of Elecsys
Corporation.

Elecsys Corporation
Elecsys Corporation provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

www.elecsyscorporation.com

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions which are described in Elecsys Corporation's SEC filings, including the Form
10-KSB for the year ended April 30, 2001 and the Forms 10-QSB filed since that date. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.